UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 5, 2020 (August 4, 2020)

LAREDO PETROLEUM, INC.
(Exact name of registrant as specified in charter)

Delaware	001-35380	45-3007926
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 W. Sixth Street	Suite 900
Tulsa	Oklahoma	74119
(Address of principal executive offices)		(Zip code)
 Registrant’s telephone number, including area code: (918) 513-4570

 Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value	LPI	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 4, 2020, the Audit Committee (the "Audit Committee") of the Board of Directors (the "Board") of Laredo Petroleum, Inc. (the "Company"), in conjunction with management, concluded that the Company's unaudited consolidated financial statements for the quarter ended March 31, 2020 included in its previously issued Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, originally filed with the Securities and Exchange Commission (the "SEC") on May 7, 2020 (the "Original Filing") could no longer be relied upon due to material misstatements.

In the course of preparing its unaudited consolidated financial statements for the quarter ended June 30, 2020 and the related full cost ceiling calculation, the Company identified an error in the future production costs component of the estimated present value ("PV-10") of its reserves that is used to determine the need for any impairment of the Company's oil and natural gas properties on its balance sheet. Specifically, the Company inadvertently omitted transportation costs from the future costs required to develop certain of its reserves. This happened following a decision by management subsequent to the fiscal year ended December 31, 2019 that transportation costs should be reclassified for PV-10 purposes from a future cash inflows deduction to a future production costs addition. This error was isolated to the Company's first-quarter estimate of the PV-10 of its reserves as of March 31, 2020 and caused an understatement of approximately $160 million of the full cost ceiling impairment expense and balances of accumulated depletion and impairment and accumulated deficit, and a corresponding overstatement of the same amount to both net income and the balance of its oil and natural gas properties for the first quarter of 2020. Management promptly reported the matter to the Audit Committee.

In connection with the identification of the error described above, management re-evaluated its conclusions regarding its disclosure controls and procedures as of March 31, 2020 and concluded that a deficiency in the design and maintenance of its internal controls related to the estimated PV-10 of reserves, which impacted the full cost ceiling calculation, represented a material weakness in its internal control over financial reporting as of March 31, 2020. Due to the material weakness in internal control over financial reporting described above, the Company concluded that its disclosure controls and procedures were not effective as of March 31, 2020. As a result of the foregoing, upon filing this Current Report on Form 8-K, the Company will promptly amend the Original Filing to reflect the correction of the error described above. Revisions to the Original Filing will be made to the following items solely as a result of and to reflect the restatement:

•Part I, Item 1. Consolidated Financial Statements (Unaudited);
•Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations;
•Part I, Item 4. Controls and Procedures;
•Part II, Item1A. Risk Factors; and
•Part II, Item 6. Exhibits.

The Audit Committee and the Company's management have discussed these matters with Grant Thornton LLP, the Company's independent registered public accounting firm.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAREDO PETROLEUM, INC.

Date: August 05, 2020	By:	/s/ Bryan J. Lemmerman
Bryan J. Lemmerman
Senior Vice President and Chief Financial Officer